                                                                    EXHIBIT 2.10

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                            ASSET PURCHASE AGREEMENT

                                 by and between

                          Noble Drilling Corporation,
                          Noble Drilling (U.S.) Inc.,
                          Noble Offshore Corporation,
                        Noble Drilling (Mexico) Inc. and
                            NN-1 Limited Partnership

                                      and

                         Pride Petroleum Services, Inc.





                               February 19, 1997
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
                               TABLE OF CONTENTS

                                                                            Page
PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I -- CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II -- PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . .    4
       2.1    Assets to be Purchased  . . . . . . . . . . . . . . . . . . .    4
       2.2    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . .    5
       2.3    Assumed Liabilities   . . . . . . . . . . . . . . . . . . . .    5
       2.4    Limitation on Assignments   . . . . . . . . . . . . . . . . .    6
       2.5    Delivery of Records   . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III -- PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . .    7
       3.1    Consideration for the Purchased Assets  . . . . . . . . . . .    7
       3.2    Buyer's Default   . . . . . . . . . . . . . . . . . . . . . .    7
       3.3    Return of Deposit   . . . . . . . . . . . . . . . . . . . . .    8
       3.4    Allocation of Purchase Price  . . . . . . . . . . . . . . . .    8

ARTICLE IV -- THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .    8
       4.1    Time and Place of Closing   . . . . . . . . . . . . . . . . .    8
       4.2    Deliveries by Parent and Sellers  . . . . . . . . . . . . . .    8
       4.3    Deliveries by Buyer   . . . . . . . . . . . . . . . . . . . .    9

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . .    9
       5.1    Organization and Existence  . . . . . . . . . . . . . . . . .    9
       5.2    Authority; Etc  . . . . . . . . . . . . . . . . . . . . . . .    9
       5.3    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   10
       5.4    Ownership of Rigs   . . . . . . . . . . . . . . . . . . . . .   10
       5.5    Inventory   . . . . . . . . . . . . . . . . . . . . . . . . .   11
       5.6    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .   11
       5.7    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   11
       5.8    Governmental Approval   . . . . . . . . . . . . . . . . . . .   12
       5.9    Compliance With Laws  . . . . . . . . . . . . . . . . . . . .   12
       5.10   Reserved  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       5.11   Rig Classifications and Certifications  . . . . . . . . . . .   12
       5.12   Environmental Matters   . . . . . . . . . . . . . . . . . . .   12
       5.13   No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   13
       5.14   Decrees, etc.   . . . . . . . . . . . . . . . . . . . . . . .   13
       5.15   Performance Bonds; Letters of Credit  . . . . . . . . . . . .   13

ARTICLE VI -- REPRESENTATIONS AND WARRANTIES OF PARENT  . . . . . . . . . .   13
       6.1    Organization and Existence  . . . . . . . . . . . . . . . . .   13

       6.2    Authority; Etc  . . . . . . . . . . . . . . . . . . . . . . .   14
       6.3    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   14
       6.4    Governmental Approval   . . . . . . . . . . . . . . . . . . .   14
       6.5    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   15
       6.6    No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   15
       6.7    Employees and Related Matters   . . . . . . . . . . . . . . .   15

ARTICLE VII -- REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . .   15
       7.1    Organization and Existence  . . . . . . . . . . . . . . . . .   15
       7.2    Authority; Etc  . . . . . . . . . . . . . . . . . . . . . . .   15
       7.3    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   16
       7.4    Inspections   . . . . . . . . . . . . . . . . . . . . . . . .   16
       7.5    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   16
       7.6    Governmental Approval   . . . . . . . . . . . . . . . . . . .   17
       7.7    No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   17
       7.8    Certain Knowledge Regarding Assignment of Contracts   . . . .   17
       7.9    Registration Statement  . . . . . . . . . . . . . . . . . . .   17

ARTICLE VIII -- CONDITIONS TO THE OBLIGATIONS OF
                   PARENT AND SELLERS   . . . . . . . . . . . . . . . . . .   17
       8.1    Accuracy of Representations and Warranties  . . . . . . . . .   17
       8.2    Covenants and Agreements Performed  . . . . . . . . . . . . .   17
       8.3    Officer's Certificate   . . . . . . . . . . . . . . . . . . .   17
       8.4    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . .   18
       8.5    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE IX -- CONDITIONS TO THE OBLIGATIONS OF BUYER  . . . . . . . . . . .   18
       9.1    Accuracy of Representations and Warranties  . . . . . . . . .   18
       9.2    Covenants and Agreements Performed  . . . . . . . . . . . . .   18
       9.3    Officer's Certificate   . . . . . . . . . . . . . . . . . . .   18
       9.4    Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . .   19
       9.5    HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       9.6    Financing by Buyer  . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE X -- COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                RELATING TO AND SUBSEQUENT TO THE CLOSING   . . . . . . . .   19
       10.1   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       10.2   HSR Act Compliance  . . . . . . . . . . . . . . . . . . . . .   19
       10.3   Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       10.4   Conduct of Business and Preservation of Assets  . . . . . . .   20
       10.5   Transition of Business Operations   . . . . . . . . . . . . .   20
       10.6   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   20
       10.7   Certain Taxes   . . . . . . . . . . . . . . . . . . . . . . .   21
       10.8   Actions with Respect to Closing   . . . . . . . . . . . . . .   21
       10.9   Public Statements   . . . . . . . . . . . . . . . . . . . . .   21
       10.10  Books and Records   . . . . . . . . . . . . . . . . . . . . .   21

       10.11  Rig Loss  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       10.12  Use of Names  . . . . . . . . . . . . . . . . . . . . . . . .   22
       10.13  Continued Effectiveness of Representations and Warranties   .   22
       10.14  Post-Closing Collection, Payment and Administrative Procedures  22
       10.15  Action of Buyer Regarding Financing   . . . . . . . . . . . .   23
       10.16  Certain Financial Statements  . . . . . . . . . . . . . . . .   23
       10.17  Import Duties; Performance Bonds  . . . . . . . . . . . . . .   23
       10.18  Availability of Rigs to Triton Engineering Services Company     24
       10.19  Acquisition Proposal  . . . . . . . . . . . . . . . . . . . .   24

ARTICLE XI -- EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . .   25
       11.1   Employees   . . . . . . . . . . . . . . . . . . . . . . . . .   25
       11.2   Non-Solicitation of Certain Employees   . . . . . . . . . . .   26

ARTICLE XII -- TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . .   26
       12.1   Termination   . . . . . . . . . . . . . . . . . . . . . . . .   26
       12.2   Effect of Termination   . . . . . . . . . . . . . . . . . . .   27

ARTICLE XIII -- EXTENT AND SURVIVAL OF REPRESENTATIONS,
                   WARRANTIES, COVENANTS AND AGREEMENTS   . . . . . . . . .   28
       13.1   Scope of Representations of Sellers   . . . . . . . . . . . .   28
       13.2   Indemnification by Parent   . . . . . . . . . . . . . . . . .   28
       13.3   Indemnification by Buyer  . . . . . . . . . . . . . . . . . .   29
       13.4   Indemnification Procedure   . . . . . . . . . . . . . . . . .   29
       13.5   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       13.6   Tax Benefits; Insurance Proceeds  . . . . . . . . . . . . . .   30
       13.7   Applicability of Indemnification Obligation   . . . . . . . .   30

ARTICLE XIV -- PARENT GUARANTEE . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE XV -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .   31
       15.1   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       15.2   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   32
       15.3   Amendments and Waiver; Rights and Remedies  . . . . . . . . .   32
       15.4   Governing Law   . . . . . . . . . . . . . . . . . . . . . . .   32
       15.5   Binding Effect; Assignment  . . . . . . . . . . . . . . . . .   32
       15.6   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   33
       15.7   References  . . . . . . . . . . . . . . . . . . . . . . . . .   33
       15.8   Severability of Provisions  . . . . . . . . . . . . . . . . .   33
       15.9   Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       15.10  Descriptive Headings  . . . . . . . . . . . . . . . . . . . .   33

                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 19, 1997, is by and between Pride Petroleum Services, Inc., a Louisiana corporation ("Buyer"), and Noble Drilling Corporation, a Delaware corporation ("Parent"), Noble Drilling (U.S.) Inc., a Delaware corporation ("NDUS"), Noble Offshore Corporation, a Delaware corporation ("NOC"), Noble Drilling (Mexico) Inc., a Delaware corporation ("NDMEX"), and NN-1 Limited Partnership, a Texas limited partnership ("NN-1") (NDUS, NOC, NDMEX and NN-1 are sometimes referred to herein, collectively, as "Sellers" and, individually, as a "Seller");

                              W I T N E S S E T H:

       WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Sellers; and

       WHEREAS, Sellers desire to sell the Purchased Assets to Buyer in exchange for the payment by Buyer of the Purchase Price (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined); and

       WHEREAS, Parent desires to take such actions as are necessary or appropriate to cause Sellers to effect the transactions above described in this preamble and, in connection therewith, to guarantee the agreements and obligations of Sellers in and under this Agreement;

       NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

       As used in this Agreement, the following terms have the following respective meanings:

       "Acquisition Proposal" has the meaning specified in Section 10.19.

       "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

             "Agreement" has the meaning specified in the preamble.

       "Applicable Environmental Laws" has the meaning specified in Section 5.12(b).

       "Applicable Laws" has the meaning specified in Section 5.9.

       "Assumed Liabilities" has the meaning specified in Section 2.3.

       "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

       "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

       "Buyer" has the meaning specified in the preamble.

       "Buyer Basket" has the meaning specified in Section 13.2.

       "Buyer Designee" has the meaning specified in Section 15.5(b)(ii).

       "Claims" has the meaning specified in Section 13.2.

       "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

       "Closing Date" has the meaning specified in Section 4.1.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Consent Required Contract" has the meaning specified in Section 2.4.

       "Deposit" has the meaning specified in Section 3.1(a).

       "Drilling Contracts" has the meaning specified in Section 2.1(e)(i).

       "Employer" and "Employers" have the meanings specified in Section
11.1(c).

       "Employment Arrangements" has the meaning specified in Section 11.1(d).

       "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, title defects and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" has the meaning specified in Section 6.7.

       "Escrow Agent" has the meaning specified in Section 3.1(a).

       "Escrow Agreement" has the meaning specified in Section 3.1(a).

       "Escrow Funds" has the meaning specified in Section 3.1(a).

       "Excluded Assets" has the meaning specified in Section 2.2.

       "General Assignment" has the meaning specified in Section 4.2(a).

       "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

       "hazardous material" has the meaning specified in Section 5.12(b).

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       "Indemnified Party" has the meaning specified in Section 13.4.

       "Indemnifying Party" has the meaning specified in Section 13.4.

       "Inventory" has the meaning specified in Section 2.1(c).

       "NDMEX" has the meaning specified in the preamble.

       "NDUS" has the meaning specified in the preamble.

       "NN-1" has the meaning specified in the preamble.

       "NN-1 Partner's Consent" has the meaning specified in Section 5.2.

       "NOC" has the meaning specified in the preamble.

       "Nonassigned Contract" has the meaning specified in Section 2.4.

       "Other Contracts" has the meaning specified in Section 2.1(e)(ii).

       "Parent" has the meaning specified in the preamble.

       "PEMEX Contracts" has the meaning specified in Section 10.18(a).

       "Permits" has the meaning specified in Section 2.1(d)(ii).

       "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Parent or Sellers, excluding any mortgage;
(iii) the Drilling Contracts and Other Contracts; (iv) outstanding recommendations to class against any of the Rigs; and (v) any other Encumbrances which in the aggregate do not exceed $200,000; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Purchased Assets, or statutory liens filed of record against the Purchased Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

       "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

       "Purchased Assets" has the meaning specified in Section 2.1.

       "Purchase Price" shall mean $265,000,000.

       "Registration Statement" has the meaning specified in Section 7.9.

       "Retained Employees" has the meaning specified in Section 11.1(b).

       "Richardson Hull" has the meaning specified in Section 2.1(b).

       "Rigs" has the meaning specified in Section 2.1(b).

       "Securities Act" has the meaning specified in Section 7.9.

       "Seller Basket" has the meaning specified in Section 13.3.

       "Seller Designee" has the meaning specified in Section 15.5(b)(i).

       "Seller" and "Sellers" have the meanings specified in the preamble.

       "Taxes" has the meaning specified in Section 10.7.

       "Triton" has the meaning specified in Section 10.18(a).

       "Triton Contracts" has the meaning specified in Section 10.18(a).

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

       2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, assign, transfer, deliver and convey to Buyer, and Buyer agrees to purchase, the following (collectively, the "Purchased Assets"):

       (a) the 12 mat supported jackup drilling rigs described on Schedule 2.1(a), of which the Cecil Forbes is "cold-stacked";

       (b) the hull from the former mat supported jackup drilling rig, Linn Richardson, which has become a constructive total loss and no longer has any drilling machinery or other equipment onboard or associated therewith (the "Richardson Hull", and, together with the mat supported jackup drilling rigs described in Section 2.1(a), collectively referred to herein as the "Rigs");

       (c) the stocks owned by Sellers or any of their Affiliates described on Schedule 2.1(c) (collectively, "Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date;

       (d) the following tangible and intangible assets used or held for use in connection with the ownership, maintenance and operation of the Rigs, to the extent assignable by law and Sellers or their Affiliates have the right to assign and transfer such assets:

              (i) all records to be delivered to Buyer pursuant to Section 2.5; and

              (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of a Rig and listed on
       Schedule 2.1(d)(ii) hereto ("Permits"); and

       (e)    the benefit and burden subsequent to the Closing Date of:

              (i) all drilling contracts and any amendments thereto for the employment of the Rigs in effect on the Closing Date (the "Drilling Contracts"), including without limitation the Drilling Contracts identified on Schedule 2.1(e)(i) hereto in effect on the Closing Date; and

              (ii) all other contracts to which Sellers or any of their Affiliates is a party relating to the ownership, maintenance and operation of the Rigs in effect on the Closing Date and described on
       Schedule 2.1(e)(ii) (the "Other Contracts").

       2.2 Excluded Assets. The Purchased Assets to be transferred by Sellers to Buyer hereunder shall include only those described or referred to in
Section 2.1, and no other assets or properties of Sellers shall be transferred to Buyer hereunder. Without limiting the generality of the preceding sentence, the Purchased Assets shall not include (i) Parent's subsidiaries, (ii) cash, accounts receivable, prepaid expenses and deposits, (iii) the blowout preventer (and related BOP handling equipment) currently installed on the NN-1, it being understood that the blowout preventer shown on Schedule 2.1(a) for the NN-1 will be installed therefor, (iv) equipment and stores owned by third-party suppliers (such as catering consumables, cement units or logging equipment) or
(v) claims and rights under contracts not assigned to and assumed by Buyer hereunder and, in the case of contracts that are assigned to and assumed by Buyer, claims and rights thereunder to the extent, but only to the extent, that such claims and rights relate to the ownership or operation of the Purchased Assets prior to the Closing, including, without limitation, claims for reimbursements, day, footage or turnkey rates, lost equipment, indemnity or escalation of fees that relate to periods prior to the Closing Date, whether or not billed on or before the Closing Date (collectively, the "Excluded Assets").

       2.3 Assumed Liabilities. As of the Closing Date, Buyer shall not assume or otherwise be obligated for any obligations of Parent or Sellers or their Affiliates except for all obligations under the Drilling Contracts and Other Contracts being assumed by Buyer to the extent, but only to the extent, that such obligations relate to the conduct of the ownership or operation of the

Purchased Assets after the Closing, but, excluding accounts payable and accrued liabilities for property received by Parent or any Seller or for services performed, on or prior to the Closing (collectively, the "Assumed
Liabilities"), which Drilling Contracts and Other Contracts Buyer shall assume and thereafter perform.

       2.4 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Drilling Contract, Other Contract or Permit if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Drilling Contract, Other Contract or Permit that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Sellers agree that between the date hereof and the Closing Date they will use their Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. Buyer agrees to cooperate and to cause any Buyer Designee to cooperate with Sellers in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by Sellers or the other contracting party under a Consent Required Contract. In the event that Sellers shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract, the terms of this Section 2.4 shall govern the transfer of the benefits of each such contract. Sellers and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). Sellers, or a Seller Designee, and Buyer, or a Buyer Designee, shall enter into an agreement substantially in the form of that attached hereto as Exhibit 2.4 on the Closing Date with respect to each Nonassigned Contract providing that until the rights and obligations of Sellers thereunder are transferred to or assumed by Buyer, or, if earlier, until termination of such Nonassigned Contract, Sellers shall continue to perform their obligations thereunder and Buyer shall provide such assistance, at the sole expense of Buyer, as Sellers may reasonably request for such purpose, including, without limitation, the use of personnel and assets (by lease or otherwise) of Buyer and its Affiliates of the type and quantity that Sellers would have used to perform such Nonassigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, Sellers shall, promptly after payment of any amounts to Sellers by the other party to a Nonassigned Contract, pay such amounts to Buyer after subtracting therefrom the costs and expenses incurred by Sellers as a result of Sellers' performance of the Nonassigned Contract.

       2.5    Delivery of Records.

       (a) Buyer shall be entitled to the records physically located on the Rigs on the Closing Date and relevant to the Rigs.

       (b) As promptly following the Closing as practicable, Sellers shall deliver or cause to be delivered to Buyer at the offices where such records are located or such other location as mutually agreed, a copy of the technical records described on Schedule 2.5(b) in the possession of Sellers or their Affiliates related to the Rigs or the Inventory, and that are not physically located on the Rigs.

       (c) Each Seller shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and audit records.

                                  ARTICLE III
                                 PURCHASE PRICE

       3.1    Consideration for the Purchased Assets.

       (a) Concurrently with the execution and delivery of this Agreement, Buyer, Parent and Southwest Bank of Texas, N.A. (the "Escrow Agent") have executed and delivered the escrow agreement among Buyer, Parent and the Escrow Agent (the "Escrow Agreement"), a copy of which is attached as Exhibit 3.1(a), and Buyer has delivered to the Escrow Agent an amount in cash equal to $10,000,000. Buyer shall deliver an additional $10,000,000 to the Escrow Agent by no later than February 21, 1997 (such $10,000,000, together with the $10,000,000 delivered concurrently with the execution and delivery of this Agreement, is referred to herein as the "Escrow Funds"). Buyer, Parent and Sellers agree that the Escrow Agent shall hold and deliver the Escrow Funds in accordance with the terms and conditions set forth in the Escrow Agreement. Buyer shall have the right at any time to substitute on a dollar for dollar basis an irrevocable letter of credit in favor of Parent (drawn on a bank and containing terms and conditions satisfactory to Parent) for all or a part of the Escrow Funds. For purposes of this Agreement, any such letter of credit, together with the Escrow Funds, if any, held by the Escrow Agent shall be referred to herein as the "Deposit".

       (b) At the Closing, (i) Buyer shall pay to Parent and Sellers the Purchase Price by delivering to Sellers the amount of $265,000,000 in immediately available funds by confirmed wire transfer to a bank account or accounts to be designated by Parent (such designation to occur no later than the second business day prior to the Closing Date), and (ii) Parent shall cooperate with Buyer to (y) cause the Escrow Agent to deliver the Escrow Funds to Buyer, in accordance with the Escrow Agreement, and (z) release any letter of credit constituting part of the Deposit.

       (c) As additional consideration for the Purchased Assets, the Buyer shall assume at Closing and shall thereafter perform the Assumed Liabilities.

       3.2 Buyer's Default. Parent shall be entitled to receive the Deposit, as liquidated damages and not as a penalty, without right on the part of Buyer to a return of any part thereof if the Closing

              (i) does not occur on the Closing Date by reason of Buyer's default under the terms of this Agreement; or

              (ii) does not occur by June 30, 1997 and Parent and Sellers have performed their covenants set forth in Section 10.2, unless Buyer has performed its covenants set forth in Section 10.2 and the sole reason the Closing has not occurred by such date is that the conditions in Sections 8.5 and 9.5 have not been satisfied;

provided, however, that Parent and Sellers must show themselves then able and willing to satisfy the conditions set forth in Section 9.1, 9.2, 9.3 and 9.4.

       Buyer shall be deemed in default for the purpose of this Section 3.2 if Buyer (i) shall have been unable to satisfy any of the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 or 9.6, or (ii) shall have failed to perform any of Buyer's material covenants of this Agreement or have been in material and willful breach of this Agreement, including by not delivering or having insufficient funds to deliver the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, if the Closing does not occur on the Closing Date or there is no Closing by June 30, 1997 by reason of Buyer's default under the terms of the immediately preceding sentence, Parent and Sellers' sole and exclusive remedy against Buyer and its Affiliates shall be to receive the Deposit, which the parties stipulate shall be liquidated damages and not a penalty.

       3.3 Return of Deposit. In the event the Closing shall not occur and Parent is not entitled to receive the Deposit pursuant to Section 3.2, the Escrow Funds shall be returned to Buyer in the manner specified in the Escrow Agreement and the letter of credit, if any, constituting part of the Deposit shall be released to Buyer.

       3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 3.4. After the Closing, Parent and Buyer shall cooperate with each other in the preparation, execution and filing of (i) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and
(ii) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

                                   ARTICLE IV
                                  THE CLOSING

       4.1 Time and Place of Closing. The Closing shall take place (i) at the offices of Thompson & Knight, P.C., 1700 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, at 9:00 a.m., local time, on the later of (y) June 3, 1997 or (z) the third Business Day following the satisfaction of the conditions to the obligations of the parties set forth in Sections 8.5 and 9.5, or (ii) at such other place, date or time as the parties may agree in writing. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

       4.2 Deliveries by Parent and Sellers. At the Closing, Parent and Sellers shall deliver the following to Buyer:

       (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 4.2(a), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as Buyer shall reasonably request to vest in Buyer or a Buyer Designee good and marketable title to the Purchased Assets;

       (b)    instructions in accordance with the Escrow Agreement;

       (c)    copies of any consents obtained as contemplated by Section 2.4;
and

       (d) the officer's certificates and opinion of counsel contemplated by Sections 9.3 and 9.4, respectively.

       4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Parent and Sellers:

       (a)    the Purchase Price;

       (b) a duly executed General Assignment and such other instruments of transfer and assumption as Parent shall reasonably request in order to cause an effective assignment to and assumption by Buyer of the Drilling Contracts and Other Contracts;

       (c)    instructions in accordance with the Escrow Agreement;

       (d) the officer's certificate and opinion of counsel contemplated by Sections 8.3 and 8.4, respectively; and

       (e)    the Triton Contracts, duly executed.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

       Each Seller hereby represents and warrants, with respect to itself and the Purchased Assets owned by it, to Buyer as follows:

       5.1    Organization and Existence.

       (a) Seller, if a corporation, is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own the Purchased Assets and to carry on its business as such business is currently conducted.

       (b) Seller, if a partnership, is duly formed, validly existing and in good standing under the laws of the state of its formation, with all necessary partnership power and authority to own the Purchased Assets and to carry on its business as such business is currently conducted.

       (c) Seller is duly qualified or licensed to transact business as a foreign corporation or partnership, as the case may be, and is in good standing in all jurisdictions in which the character of the Purchased Assets or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business of Parent and Sellers taken as a whole or create an Encumbrance on any of the Purchased Assets, except for a Permitted Encumbrance.

       5.2 Authority; Etc. Seller has all necessary corporate or partnership, as the case may be, power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Seller, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it, except that Parent, as general partner of NN-1, must obtain the consent of the sole limited partner in NN-1 to the sale of the Rig, NN-1 (the "NN-1 Partner's Consent"). The execution and delivery of this Agreement by Seller and all agreements, instruments and documents to be executed and delivered by Seller hereunder, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or partnership proceedings of Seller, and no other corporate or partnership proceedings of Seller are necessary with respect thereto, except that (i) stockholder approval may be necessary in the case of NDUS, NOC and NDMEX and (ii) Parent must obtain the NN-1 Partner's Consent, which approvals and consent will be obtained, if necessary, prior to the Closing Date. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Seller hereunder, have been duly authorized to do so by all necessary actions on the part of Seller. This Agreement constitutes, and each other agreement or instrument to be executed by Seller hereunder, when executed and delivered by Seller, will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       5.3 No Violations. The execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

       (a) violate any of the terms of the certificate of incorporation or bylaws (or the equivalent), or partnership agreement, as appropriate, of Seller;

       (b)    (i)    except for the consents to assignment referred to in
Section 2.4, result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have a material adverse effect on the ownership or operation of the Purchased Assets, or (ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any person the right to terminate any Drilling Contract, Permit or Other Contract assumed by Buyer; or

       (c) to Seller's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller, or its assets, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 5.3 would reasonably be expected to have a material adverse effect on the ownership or operation of the Purchased Assets taken as a whole.

       5.4 Ownership of Rigs. Seller (other than NN-1) owns and, upon the execution and delivery of the General Assignment at Closing by each Seller (including NN-1), Buyer will own, good and marketable title to the Rigs, free and clear of all Encumbrances except for Permitted Encumbrances.

       5.5 Inventory. Seller owns, and upon Seller's execution and delivery of the General Assignment, Buyer will own, good and marketable title to the Inventory reflected on Schedule 2.1(c), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances.

       5.6 Contracts. Seller has made available to Buyer for review complete and correct copies of all the Drilling Contracts and Other Contracts. Except as separately identified on Schedule 2.1(f)(i) or 2.1(f)(ii), each of the Drilling Contracts and Other Contracts may be transferred to Buyer without the consent of any person. All the Drilling Contracts and Other Contracts are valid, binding and in full force and effect against Seller or its Affiliates, as the case may be, and, to Seller's knowledge, are valid, binding and in full force and effect against the other parties thereto. Except as set forth on
Schedule 5.6, neither Seller nor any of its Affiliates is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Affiliates, under any of the Drilling Contracts and Other Contracts, no other party thereto is, to the knowledge of Seller or its Affiliates, in default thereunder in any material respect, and, to the knowledge of Seller or its Affiliates, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Drilling Contracts and Other Contracts by Seller, any of its Affiliates or any other party thereto.

       5.7    Litigation.

       (a) Except for litigation adequately covered by insurance or otherwise described on Schedule 5.7(a), there is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Purchased Assets or against Seller or any of its Affiliates and relating to the ownership and operation of the Purchased Assets before any Governmental Entity applicable to or binding upon Seller or any of the Purchased Assets that (i) seeks permanent injunctive relief, (ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) would reasonably be expected to have a material adverse effect on the ownership, maintenance or operation of the Purchased Assets taken as a whole.

       (b) Except for matters described on Schedule 5.7(b), neither Seller nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the ownership, maintenance and operation of the Purchased Assets in a manner that is material and adverse to the ownership, maintenance and operation of the Purchased Assets taken as a whole. Except as referred to on Schedule 5.7(b), Seller has not received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller of the ownership, maintenance and operation of the Purchased Assets taken as a whole or that have not been finally dismissed or otherwise disposed of.

       5.8 Governmental Approval. Except for required filings under the HSR Act and as set forth on Schedule 5.8, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, the failure of which to obtain would have a material adverse effect on the ownership, maintenance and operation of the Purchased Assets taken as a whole.

       5.9 Compliance With Laws. Except as set forth on Schedule 5.9, Seller is not to its knowledge in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation, other than Applicable Environmental Laws (collectively, "Applicable Laws"), relating to the ownership, maintenance or operation of the Purchased Assets, which violation or default materially and adversely affects Seller's ownership, maintenance or operation (as presently conducted) of the Purchased Assets, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller would have such effect.

       5.10   Reserved.

       5.11   Rig Classifications and Certifications.

       (a) The classification of each Rig and the flag, if any, under which it is documented are set forth on Schedule 1(a).

       (b) Set forth on Schedule 5.11(b) is a summary of the outstanding recommendations to class against each of the Rigs based on the most recent survey received by Seller for such Rig as of the date of this Agreement, as well as a listing of certifications (including American Bureau of Shipping and United States Coast Guard certifications) maintained by Seller for the present operation of such and the expiration date of each such certification.

       (c) Except as set forth on Schedule 5.11(c), to the knowledge of Seller, no Rig has suffered any material damage to its condition (ordinary wear and tear excepted) since February 10, 1997, the date of completion of Buyer's inspection of the Rigs.

       5.12   Environmental Matters.

       (a) Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Purchased Assets. To the actual current knowledge of Seller, Seller has not disposed of any hazardous material (as defined below) on any of the Purchased Assets and no condition exists on any of the Purchased Assets which would subject Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

       (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Purchased Assets are located or in which Seller has conducted operations using any of the Purchase Assets, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

       5.13 No Brokers. Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

       5.14 Decrees, etc. No order, writ, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Seller or any of its Affiliates which continues to be in effect and affects the ownership or operation of the Purchased Assets.

       5.15 Performance Bonds; Letters of Credit. Set forth on Schedule 5.15 is a listing of all performance and similar bonds and letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, Seller or any of its Affiliates for the purpose of operating the Rigs.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PARENT

       Parent hereby represents and warrants to Buyer as follows:

       6.1 Organization and Existence. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Parent is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Parent and its subsidiaries taken as a whole.

       6.2 Authority; Etc. Parent has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Parent, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Parent and all agreements, instruments and documents to be executed and delivered by Parent hereunder, the performance by Parent of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Parent, and no other corporate proceedings of Parent are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Parent hereunder, have been duly authorized to do so by all necessary actions on the part of Parent. This Agreement constitutes, and each other agreement or instrument to be executed by Parent hereunder, when executed and delivered by Parent, will constitute, the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       6.3 No Violations. The execution and delivery of this Agreement by Parent, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

       (a) violate any of the terms of the certificate of incorporation or bylaws of Parent;

       (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Parent is a party or by which Parent is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; or

       (c) to Parent's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Parent or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 6.3 would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

       6.4 Governmental Approval. Except for required filings under the HSR Act and as contemplated by Section 10.2 or set forth on Schedule 6.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure of which to obtain would delay or prevent the consummation of the transactions contemplated by this Agreement.

       6.5 Litigation. There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Parent overtly threatened against Parent or its subsidiaries that could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.

       6.6 No Brokers. Except for Schroder Wertheim & Co. Incorporated (whose fee in respect of the transactions contemplated hereby shall be paid solely by Parent), Parent has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Parent in connection with such transactions. Parent will indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Parent.

       6.7 Employees and Related Matters. To Parent's knowledge, all of the employee benefit plans (as defined in Section 3(3) of ERISA) which are or have been maintained or contributed to by Parent or any incorporated or unincorporated trade or business (an "ERISA Affiliate") which together with Parent would be treated as a single employer under Section 414 of the Code have been maintained and contributed to in compliance with the requirements of ERISA, the Code and other applicable law; and to Parent's knowledge, Parent and its ERISA Affiliates have paid and discharged when due all obligations and liabilities arising under such plans, ERISA, the Code and other Applicable Law of a character which, if not paid or discharged, are likely to result in the imposition of an Encumbrance or the assertion of a liability enforceable against the Purchased Assets. There are no labor agreements between Parent or any Affiliate of Parent and any collective bargaining representative who represents employees employed by Parent or any of its Affiliates which relate to or affect the ownership, maintenance or operation of the Purchased Assets.


                                  ARTICLE VII
                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Parent and each of the Sellers as follows:

       7.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole.

       7.2 Authority; Etc. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer and all agreements, instruments and documents to be executed and delivered by Buyer hereunder, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Buyer, and no other corporate proceedings of Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement constitutes, and each other agreement or instrument to be executed by Buyer hereunder, when executed and delivered by Buyer, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       7.3 No Violations. The execution and delivery of this Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

       (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

       (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; or

       (c) to Buyer's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 7.3 would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

       7.4 Inspections. Buyer has made its own inspection of each of the Rigs except the NN-1 and the Richardson Hull.

       7.5 Litigation. There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against Buyer or its subsidiaries that could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.

       7.6 Governmental Approval. Except for required filings under the HSR Act and as contemplated by Section 10.2 or set forth on Schedule 7.6, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, the failure of which to obtain would delay or prevent the consummation of the transactions contemplated by this Agreement.

       7.7 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer will indemnify and hold harmless Parent and Sellers from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Parent and/or any Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

       7.8 Certain Knowledge Regarding Assignment of Contracts. To the knowledge of Buyer, no condition or circumstance exists that would prevent the obtainment of any necessary consents to the effective assignment to and assumption by Buyer of the Drilling Contracts or Other Contracts.

       7.9 Registration Statement. On February 7, 1997, Buyer filed a registration statement on Form S-3 (file no. 333-21385) (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), covering a maximum aggregate offering of $500,000,000 of Buyer's debt securities and common stock.

                                  ARTICLE VIII
              CONDITIONS TO THE OBLIGATIONS OF PARENT AND SELLERS

       The obligations of Parent and Sellers to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Parent:

       8.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

       8.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

       8.3 Officer's Certificate. Parent and Sellers shall have received a certificate in the form of Exhibit 8.3 hereto, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 8.1 and 8.2.

       8.4 Legal Opinion. Parent and Sellers shall have received from Robert W. Randall, Esq., Vice President, General Counsel and Secretary of Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit
8.4 hereto.

       8.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

                                   ARTICLE IX
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

       The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

       9.1    Accuracy of Representations and Warranties.

       (a) Each representation and warranty of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

       (b) Each representation and warranty of Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

       9.2    Covenants and Agreements Performed.

       (a) Sellers shall have complied on or before the Closing Date in all material respects with each of the covenants or agreements of Sellers contained in this Agreement to be performed on or before the Closing Date.

       (b) Parent shall have complied on or before the Closing Date in all material respects with each of the covenants or agreements of Parent contained in this Agreement to be performed on or before the Closing Date.

       9.3    Officer's Certificate.

       (a) Buyer shall have received a certificate in the form of Exhibit 9.3(a) hereto, dated as of the Closing Date, of the President or a Vice President, or the general partner of each Seller certifying as to the matters specified in Sections 9.1(a) and 9.2(a).

       (b) Buyer shall have received a certificate in the form of Exhibit 9.3(b) hereto, dated as of the Closing Date, of the President or a Vice President of Parent certifying as to the matters specified in Sections 9.1(b) and 9.2(b).

       9.4 Legal Opinion. Buyer shall have received from Thompson & Knight, P.C., counsel for Parent and Sellers, an opinion dated the Closing Date, substantially in the form of Exhibit 9.4 hereto.

       9.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

       9.6 Financing by Buyer. Buyer shall have obtained financing for the Purchased Assets in an amount no less than the Purchase Price.

                                   ARTICLE X
                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

       Parent, Sellers and Buyer hereby covenant and agree as follows:

       10.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

       10.2 HSR Act Compliance. The parties shall comply with all provisions of the HSR Act. Parent, Sellers and Buyer agree to cooperate with each other and furnish all information to the other party that is necessary in connection with the HSR Act filings required to be made by the parties hereto. Buyer and Parent each agree to request early termination of any applicable waiting period under the HSR Act.

       10.3 Access. Until the Closing, Parent and Sellers shall give the officers, employees and attorneys of Buyer reasonable access, subject to Applicable Laws, during normal business hours upon Buyer's reasonable prior notice to Parent, to the Purchased Assets and the records of Sellers specifically relating thereto. Parent and Sellers will cooperate fully with such representatives of Buyer in connection with such review. Buyer will hold in strict confidence and not use for purposes other than those contemplated by this Agreement any documents or information furnished concerning Parent, Sellers or the Purchased Assets. Such confidence shall be maintained for at least two years after the date of this Agreement. If the transactions contemplated by this Agreement shall not be consummated, all such documents and all copies thereof shall immediately thereafter be returned to Parent, and all documents prepared by Buyer or any of its Affiliates or their representatives shall be destroyed. The confidentiality obligations set forth in the preceding sentence shall not apply to information (i) in the public domain, (ii) obtained by Buyer from a third party source with the right to disclose such information or (iii) with respect to which disclosure is required by law in the opinion of counsel to Buyer reasonably acceptable to Parent. Buyer agrees to assume the risk of personal injury to its representatives or loss of or damage to its and its representatives' property occurring during the course of investigating the Purchased Assets, Parent and Sellers, regardless of any fault

(including the negligence) of any of Parent, Sellers or their Affiliates, and Buyer will indemnify and hold harmless Parent, Sellers and their Affiliates from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Parent, any Seller and/or any of their Affiliates may sustain or incur as a result of any such personal injury or loss of or damage to property.

       10.4   Conduct of Business and Preservation of Assets.

       (a) Until the Closing, Buyer and Sellers agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Purchased Assets and Sellers shall use their respective Best Efforts to preserve, maintain and protect the Purchased Assets. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Sellers will not, and Parent will not permit any of its Affiliates to, (i) make any material change in the conduct of the ongoing operation of the Rigs taken as a whole, (ii) enter into any new drilling contracts with respect to the Rigs or any other contracts or agreements with respect to the Rigs other than the PEMEX Contracts and other contracts entered into in the ordinary course of business that are not expected to extend beyond 180 days, or amend, in any respect adverse to Sellers or Buyer, any Drilling Contract or Other Contract or (iii) commit itself to do any of the foregoing.

       (b) Buyer, Parent and Sellers acknowledge that the Frank Reiger is currently undergoing refurbishment at Texas Drydock, Inc., in Port Arthur, Texas. NDUS agrees, at its expense, to complete the refurbishment contemplated under its shipyard contract for such refurbishment work, and upon completion of such refurbishment, to obtain such certifications from Governmental Entities as are necessary to permit the Frank Reiger to engage in offshore oil and gas drilling and workover operations in the U.S. Gulf of Mexico.

       10.5 Transition of Business Operations. Buyer will use its Best Efforts to obtain and to cause any Buyer Designee to obtain prior to the Closing Date all requisite qualifications or licenses to transact business as a foreign corporation in each jurisdiction in which the consummation of the transactions contemplated hereby or the nature of the business to be conducted by it after the Closing requires it so to be qualified or licensed. If Buyer or any Buyer Designee is not so duly qualified or licensed on the Closing Date, then (i) Buyer agrees to use its Best Efforts to become or to cause each Buyer Designee to become so qualified or licensed at the earliest practicable date and (ii) Sellers agree to cooperate with Buyer to effect the consummation of the transactions contemplated by this Agreement, provided same can be effected without violation of law in the jurisdiction involved and any additional expense associated with same is borne by Buyer.

       10.6 Litigation. Until the Closing, Parent will promptly notify Buyer of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against a Seller which is not fully insured against (except standard deductible or self-retention amounts) and which relates to or affects the Purchased Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Parent of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Buyer which is not fully insured against (except standard deductible or self-retention amounts) and which relates to and materially and adversely affects Buyer or its business or affects this Agreement or the transactions contemplated hereby.

       10.7 Certain Taxes. Buyer shall be liable for and shall pay all applicable duties, sales, use, transfer, stamp, recording, value added or similar taxes and assessments payable as a result of the consummation of the transactions contemplated hereby, and Buyer and Sellers agree to cooperate to obtain all available exemptions from such taxes. All ad valorem taxes, utility and other service charges and other taxes, fees and expenses relating to the Purchased Assets (collectively, "Taxes"), for all periods up to and including the Closing Date shall be the obligations of Sellers and for all periods following the Closing Date shall be the obligation of Buyer. All Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by a Seller prior to the Closing. Each Seller shall promptly pay from time to time such Seller's prorated share of all Taxes to Buyer upon Buyer's request accompanied by appropriate documentation that such Taxes are due and payable. Buyer agrees to pay such amounts on behalf of such Seller and to indemnify such Seller with respect to any Claims (as defined in Section 13.2) for such Taxes if a Seller shall have paid to Buyer such Seller's pro rata share thereof, if any. Sellers and Buyer agree to cooperate with each other in order to reduce the amount of taxes or other assessments imposed on or charged to any Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, by (i) accommodating a tax-deferred exchange by one or more Sellers under Section 1031 of the Code or (ii) effectively transferring ownership of Purchased Assets to Buyer by transferring to Buyer all of the outstanding ownership interest in the entity that owns such Purchased Assets; provided, that none of Parent, any Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional taxes, liabilities or expenses.

       10.8 Actions with Respect to Closing. Each of Parent and each Seller will use its Best Efforts to obtain and to cause any Seller Designee to obtain the satisfaction of the conditions to Closing applicable to Parent and Sellers set forth in Article IX as soon as practicable. Buyer will use its Best Efforts to obtain and to cause each Buyer Designee to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VIII as soon as practicable.

       10.9 Public Statements. Prior to making any news release or other announcement concerning the transactions contemplated hereby, Buyer and Parent shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

       10.10 Books and Records. Parent and Sellers shall have the right, at their own expense, at any time or from time to time within five years after the Closing Date during reasonable business hours upon reasonable notice to Buyer to inspect, and make copies of or extracts from, any of the records delivered to Buyer at the Closing that are in the possession of Buyer or its Affiliates. None of the records in the possession of Buyer or its Affiliates shall be destroyed prior to December 31, 2002 or five years after generated, whichever is earlier, without the consent of Parent, unless first reproduced by microfilm or any other similar process. In the event that Buyer shall wish to destroy any of such records at any time or from time to time after the Closing Date, Buyer shall give not less than 60 days' notice to Parent and Parent shall have the right, at its own expense, during reasonable business hours to remove such records and to keep possession of the same.

       10.11  Rig Loss.  Notwithstanding any other provision of this Agreement:

       (a) If any Rig (other than the Richardson Hull) shall become an actual or constructive total loss (as determined by Parent's insurance underwriter's marine surveyor) prior to the Closing Date: (i) Buyer shall not be required to purchase such Rig, (ii) the Purchase Price shall be reduced by the amount allocated to such Rig pursuant to Schedule 3.4, (iii) the term "Purchased Assets" shall be deemed not to include such Rig and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

       (b)    Without limiting the obligations of any Seller or Parent under
Section 10.4(a), if a Rig sustains damage not amounting to an actual or constructive total loss prior to the Closing Date, either (i) the Seller owning such Rig shall repair or cause to be repaired the damage to the Rig at such Seller's own expense or (ii) in the case of damage to a Rig in respect of which insurance proceeds are available, Buyer, at its option, may require the Seller to assign to Buyer at the Closing the rights the Seller has to receive insurance proceeds in respect of such loss or damage and pay to Buyer the amount by which any such insurance proceeds otherwise payable to Buyer are reduced by any deductible or deductibles under the terms of the relevant policy or policies (offset by any amounts paid through the Closing Date by the Seller for such repair), and, in the case of either (i) or (ii) above, Buyer shall remain obligated to purchase the Purchased Assets on the Closing Date and the Purchase Price shall not be reduced. If, pursuant to this subsection (b), Buyer is to conduct or cause to be conducted repairs to a damaged Rig subsequent to Closing, then Parent and Buyer shall agree on a plan for the manner of conduct and the scope of such repairs, and neither Parent nor any Seller shall be obligated to pay costs resulting from any deviation from such plan.

       10.12 Use of Names. Buyer agrees that (i) it will not use the name "Noble" or "Noble Drilling" or any derivative thereof, (ii) it will within 90 days of the Closing Date, change the name of each Rig to other than the name of a current or former personnel or associate of Parent, and (iii) it will within 90 days from the Closing Date, remove from the Purchased Assets or paint over such name and any logos, symbols or trademarks relating thereto.

       10.13 Continued Effectiveness of Representations and Warranties. Each of Parent, each Seller and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Nothing contained in this Section 10.13 shall be construed as being inconsistent with or in derogation of Section 13.1 or 13.5.

       10.14 Post-Closing Collection, Payment and Administrative Procedures. Subsequent to Closing, (i) Buyer agrees to deliver to Parent, within three Business Days of receipt of same, any and all (A) monies paid to or received by Buyer or its Affiliates in respect of amounts due Sellers or their Affiliates, including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Buyer or its Affiliates related to such amounts; and (ii) Sellers and

Parent agree to deliver to Buyer, within three Business Days of receipt of same, any and all (A) monies paid to or received by Sellers or their Affiliates in respect of amounts due Buyer or its Affiliates, including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Sellers or their Affiliates related to such amounts.

       10.15  Action of Buyer Regarding Financing.

       (a) Buyer shall promptly after the date of this Agreement initiate and diligently pursue action to obtain financing in an amount not less than the Purchase Price. In such connection, Buyer agrees to amend the Registration Statement or supplement to the prospectus forming a part thereof to provide for the firm commitment underwritten offer and sale of its debt securities and/or common stock and/or arrange for bank financing in an amount not less than the Purchase Price. Buyer shall consult with Parent, and Parent shall cooperate with and assist Buyer, in preparing any amendment to the Registration Statement or supplement to the prospectus forming a part thereof, particularly with respect to the information therein relating to Parent or Sellers. Buyer agrees to use its Best Efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable.

       (b) Buyer shall keep Parent informed at all times with respect to the status of the financing contemplated by subsection (a) of this Section 10.15 and in any event shall inform Parent (i) of notice from the SEC of the effectiveness of the Registration Statement under the Securities Act, (ii) upon pricing of the securities under the Registration Statement or (iii) upon receipt by Buyer of notice from the SEC of the issuance of a stop order with respect to the Registration Statement.

       10.16 Certain Financial Statements. Parent agrees to prepare, or cause the preparation of, and to deliver to Buyer as soon as practicable following the date of this Agreement for inclusion in the Registration Statement or otherwise in connection with the financing contemplated by Section 10.15 or in any Form 8-K or other form of Buyer relating to the transactions contemplated hereby required, if any, to be filed with the SEC, such financial statements relating to Sellers or the Purchased Assets as Buyer may be required by Applicable Law to include therein. Buyer shall pay the fees of Price Waterhouse LLP, independent accountants for Parent and Sellers, relating to the preparation and audit of such financial statements and the participation, if any, of Price Waterhouse LLP in the preparation of an amendment to the Registration Statement or other documents filed by Buyer with the SEC or otherwise in connection with the financing contemplated by Section 10.15.

       10.17 Import Duties; Performance Bonds. If any Seller or any subsidiary of any Seller has posted a performance or other similar bond or letter of credit or procured any certificate of financial responsibility or similar evidence of financial accountability in connection with any Seller's or any such subsidiary's ownership or operation of any of the Rigs or the performance by any Seller or any such subsidiary under a Drilling Contract or Other Contract, Buyer and Sellers shall cooperate in order (i) for Sellers or any of Sellers' subsidiaries to obtain the release of any such bond, letter of credit or certificate and (ii) to the extent required, for Buyer to obtain a substitute bond, letter of credit or certificate or to assume the existing bond, letter of credit or certificate of any Seller or any subsidiary of any Seller. Sellers and Buyer agree to cooperate with each other in order to reduce import duties assessed against any Seller or any subsidiary of any Seller, or Buyer as a result of the consummation of the transactions contemplated by this Agreement, including by postponing the date of transfer of legal title to any Rig operating in foreign waters until completion of the Drilling Contract under which such a Rig is operating on the Closing Date; provided, that neither Sellers, any subsidiary of any Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional import duties, liabilities or expenses. Buyer shall reimburse Sellers or any subsidiary of any Seller for all out-of-pocket costs incurred by any Seller or any such subsidiary as a result of their leaving a performance or similar bond, letter of credit or certificate in place after the Closing Date in order to permit Buyer to operate the Purchased Assets after the Closing Date.

       10.18  Availability of Rigs to Triton Engineering Services Company.

       (a) On or before the Closing Date and subject to the occurrence of the Closing, Buyer and Triton Engineering Services Company or one or more of its subsidiaries ("Triton") shall enter into a drilling contract for each of four of the Rigs, pursuant to which, effective as of the termination of the drilling contract for such Rig in existence on the Closing Date, Buyer will agree to contract each of such Rigs to Triton for drilling and workover operations. Parent shall designate the four Rigs prior to the Closing Date. Each of such drilling contracts (the "Triton Contracts") shall be substantially in the form of Exhibit 10.18. Anything in this Section 10.18(a) to the contrary notwithstanding, if prior to the Closing Date a Seller has entered into a contract with Triton to provide one or two of the Rigs to Triton for operations in the Mexican Gulf of Mexico on behalf of PEMEX for terms exceeding the one-year anniversary of the Closing Date and containing operating day rates (fixed for the term of such contracts) of at least $32,000 per day and such other terms as are acceptable to Buyer ("PEMEX Contracts"), then Buyer shall assume at Closing and agree to perform thereafter such PEMEX Contracts in accordance with the terms thereof and the number of Rigs which shall become subject to Triton Contracts under this Section 10.18(a) shall be reduced by the number of such Rigs that are subject to the PEMEX Contracts as of the Closing Date.

       (b) Parent shall have the option, exercisable within one year after the Closing Date, to cause Buyer to contract to Triton up to three additional Rigs (other than the Richardson Hull and the Cecil Forbes) on contracts containing the same terms and conditions as specified in Section 10.18(a) except that the term of any such contract will be one year from the effective date of such contract. During the one-year term of such option, Buyer shall give Parent 30 days advance notice of the expected date of completion of any drilling contract with respect to a Rig other than the Rigs referred to in Subsection 10.18(a). Parent shall have until the later of 15 days after receipt of Buyer's notice and 30 days prior to such date of completion of such contract to notify Buyer of Parent's election to cause Buyer to contract such Rig to Triton. Any drilling contracts entered into pursuant to this Section 10.18(b) shall also be referred to herein as a "Triton Contract".

       10.19 Acquisition Proposal. Seller shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. Parent and Sellers hereby agree that, without the prior express written consent of Buyer, which consent shall not be unreasonably withheld or delayed, neither Parent nor Sellers nor any director, officer, employee, representative or advisor of Parent or Sellers will, directly or indirectly, (i) solicit, initiate or pursue any Acquisition Proposal (as defined below) or (ii) except to the extent the Board of Directors of Parent determines, upon advice of counsel, that it is otherwise legally required by its fiduciary duties, engage in discussions or negotiations with, or disclose any nonpublic information relating to Parent or Sellers or afford access to the properties, books or records of Parent or Sellers to, any person that may be considering making or has made an Acquisition Proposal. Should Parent or Sellers receive an Acquisition Proposal, Parent will
immediately notify Buyer of such proposal.    Subject to payment of the
$15,000,000 liquidated damages amount provided for in Section 12.2, nothing contained in this Agreement shall prevent the Board of Directors of Parent from approving any unsolicited Acquisition Proposal if required in the exercise of its fiduciary duties, as determined by the Board of Directors of Parent after consultation with legal counsel. The term "Acquisition Proposal," as used herein, means any offer or proposal for, or any indication of interest in the acquisition of any two or more of the Rigs (other than the transactions contemplated by this Agreement). The provisions of this Section 10.19 shall remain in effect until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing.

                                   ARTICLE XI
                                   EMPLOYEES

       11.1   Employees.

       (a) The employment of all employees of Sellers or any of their Affiliates who work on any of the Rigs, other than the Retained Employees, shall be terminated effective as of the Closing Date. Buyer may, but is not in any way obligated to, offer employment to some or all of the terminated employees upon such terms and conditions as Buyer shall determine.

       (b) For the purposes of this Agreement, "Retained Employees" shall mean the employees of Sellers or any of their Affiliates identified by Parent in a schedule delivered by Parent to Buyer at least five days prior to the Closing Date. Such schedule shall set forth a list of the names, positions and salaries or hourly rates, as applicable, of the Retained Employees as of the date thereof. At the Closing, Parent shall deliver to Buyer, if necessary, a revised schedule updating such information as of the Closing Date. Parent shall have the right to identify on such schedule a number of Retained Employees sufficient to crew not more than five of the Rigs.

       (c) Neither Sellers nor Parent, nor any of their Affiliates, shall be required to terminate the employment of the Retained Employees in connection with the consummation of the transactions contemplated hereby. Each Seller and any Affiliate of such Seller that employs a Retained Employee (an "Employer" and collectively, "Employers") shall enter into an Employee Leasing Agreement with Buyer pursuant to which such Employer shall agree to provide to Buyer the services of the Retained Employees for purposes of manning one or more of the Rigs. Such agreement shall provide, among other things, that (i) the term of such agreement shall be for up to one year after the Closing Date, (ii) Buyer shall bear all salary, insurance and benefit costs incurred by an Employer in respect of any Retained Employee during the period such agreement is in effect as to such Retained Employee, (iii) it is understood that Parent has made such arrangement available to Buyer to provide an orderly transition, and Buyer shall use its Best Efforts to engage its own personnel to replace Retained Employees, from time to time, as soon as reasonably practicable and (iv) Buyer shall indemnify and hold harmless Parent and its Affiliates from and against any Claims arising in favor of Buyer, any of its Affiliates or any of its employees and Parent shall indemnify and hold harmless Buyer and its Affiliates from and against any Claims arising in favor of any Retained Employee. The parties shall agree to a form of Employee Leasing Agreement as soon as practicable after the date hereof and in any event at least 10 days before the Closing Date.

       (d) Buyer is not hereby, and at no time hereafter will be, adopting, accepting or assuming any employee benefit plan or collective bargaining agreement of Parent or any Employer relating to any of their employees or any other agreement, trust, plan, fund or other arrangement of Parent or any Employer that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and Buyer shall have no liability or obligation whatsoever under any Employment Arrangement to Parent or any Employer or to any employees of Parent or any Employer, whether or not any of such employees are offered employment by or become employees of Buyer. Buyer is not obligated to replace any of the Employment Arrangements for any employee of any Employer who becomes an employee of Buyer, nor is Buyer obligated to provide any such person with any similar agreements, plans or arrangements.

       11.2   Non-Solicitation of Certain Employees.

       (a) Buyer agrees that, for a period of two years from and after the Closing Date, neither Buyer nor any of its Affiliates will, directly or indirectly, solicit to employ (as an employee, consultant, independent contractor or otherwise) any Retained Employee or any drilling superintendent or rig manager of Parent or any Seller or any of their respective Affiliates, or otherwise induce or attempt to persuade any such Retained Employee or drilling superintendent or rig manager to leave such employment.

       (b) Parent and Sellers agree that, for a period of two years after the Closing Date, neither Parent nor Sellers, nor any of their Affiliates, will, directly or indirectly, solicit to employ (as an employee, consultant, independent contractor or otherwise) any employee of Buyer or any of its Affiliates that has become an employee of Buyer or any of its Affiliates in connection with the acquisition of the Rigs from Sellers, or any drilling superintendent or rig manger of Buyer or any of its Affiliates, or otherwise induce or attempt to persuade any such employee, drilling superintendent or rig manager to leave such employment.

                                  ARTICLE XII
                                  TERMINATION

       12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

       (a)    by mutual written consent of Buyer and Parent;

       (b) by either Buyer or Parent, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

       (c)    by Buyer, if

              (i) the Closing shall not have occurred by June 30, 1997 (provided that the right to terminate this Agreement under this clause
       (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

              (ii) there has been a material breach by any Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of any Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by any Seller within five Business Days after Parent's receipt of notice thereof from Buyer, or waived by Buyer.

       (d)    by Parent, if

              (i) the Closing shall not have occurred by June 30, 1997 (provided that the right to terminate this Agreement under this clause
       (i) shall not be available to Parent if Sellers' failure to fulfill any of their obligations under this Agreement or their misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

              (ii) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Sellers impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after Buyer's receipt of notice thereof from any Seller, or waived by Parent; or

              (iii) the Board of Directors of Parent shall have determined to approve an Acquisition Proposal.

       12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 by Buyer or Parent, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Buyer, Parent or Sellers or any of their respective directors, officers, employees, stockholders or representatives, except that (i) the agreements contained in this Section 12.2 and in Article XIII and Sections 5.13, 6.6, 7.7,
10.1 and 10.3 shall survive the termination hereof; (ii) Parent shall have the right to receive the Deposit to the extent permitted under Section 3.2, as liquidated damages and not as a penalty; and (iii) in the event of termination by Parent under Section 12.1(d)(iii) and an Acquisition Proposal is consummated within one year after the date of this Agreement, then Parent shall promptly pay to Buyer $15,000,000 as liquidated damages and not as a penalty. Nothing contained in this Section 12.2 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant or agreement, or for the inaccuracy of any representation or warranty, contained herein, except that a party receiving liquidated damages under this agreement pursuant to Section 3.2 or the preceding sentence shall not be entitled to recover any additional damages for any breach of this Agreement.

                                  ARTICLE XIII
                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

       13.1   Scope of Representations of Sellers.

       (a) BUYER UNDERSTANDS AND AGREES THAT, OTHER THAN REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS SET FORTH HEREIN AND ANY WARRANTIES OF OR CONCERNING TITLE SET FORTH HEREIN OR IN ANY INSTRUMENT OF CONVEYANCE TO BE EXECUTED AND DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER PARENT NOT SELLERS NOR ANYONE ACTING ON THEIR BEHALF, MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSUMED LIABILITIES, THE RIGS, OR THE OTHER PURCHASED ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE AND INTANGIBLE) REFERRED TO HEREIN, INCLUDING BUT NOT LIMITED TO SEAWORTHINESS, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS SAID RIGS AND PURCHASED ASSETS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS.

       (b) Parent and Sellers expressly disclaim, and Buyer accepts such disclaimer, with respect to any and all obligations or liabilities for representations and warranties, express or implied, contained in, or from omissions from, any written or oral communications furnished by or on behalf of Parent or Sellers (including without limitation, any representations or warranties contained in or omissions from the confidential selling memorandum furnished by Schroder Wertheim & Co. Incorporated dated November 20, 1996, relating to "Selected Mat Supported Jackup Rigs of Noble Drilling Corporation"), other than those set forth in this Agreement or in any document, certificate or other writing required to be furnished by Parent or Sellers pursuant hereto. Buyer acknowledges and affirms that it will have had the opportunity to complete its own independent investigation, inspection, analysis and evaluation of the Purchased Assets, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own independent investigation, inspection, analysis and evaluation of the Purchased Assets and on the express representations and warranties by Parent and Sellers made in Articles V and VI hereof as a basis for entering into this Agreement, and that it has made all such reviews and inspections of the foregoing as it has deemed necessary or appropriate.

       13.2 Indemnification by Parent. With respect only to the representations, warranties, covenants and agreements made herein that, pursuant to Section 13.5, shall survive after the Closing Date, Parent agrees to indemnify, defend and hold Buyer and its Affiliates harmless from, any losses, liabilities, claims, demands, damages (excluding consequential damages), costs or expenses (including reasonable attorneys'
fees) of every kind, nature and description (collectively, "Claims") arising out of or resulting from (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Sellers herein;
(ii) the operation, ownership or use of the Purchased Assets prior to the Closing; (iii) any Proceedings relating solely to facts that existed before the Closing, which affect the ownership or operation by the Buyer or its Affiliates of the Purchased Assets or results in any change in the Assumed Liabilities;
(iv) any Claim by any person who is an employee of the Parent or any of its Affiliates on the date of this Agreement that relates solely to any employment of such employee by Parent or any of its Affiliates prior to the Closing; or
(v) any Claim related to any of the matters set forth on Schedules 5.7(a) or 5.9; provided, however, that Parent shall have no liability pursuant to this
Section 13.2 for the first $200,000 of aggregate Claims incurred by Buyer (the "Buyer Basket") and Parent shall be responsible only for such amounts or such Claims as exceed the Buyer Basket; and provided further, however, that the aggregate of all Claims for which Buyer is entitled to reimbursement hereunder shall not exceed the Purchase Price.

       13.3 Indemnification by Buyer. Subject to Section 13.5, Buyer hereby agrees to indemnify, defend and hold Parent and Sellers and their Affiliates harmless from any Claims arising out of or resulting from (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Buyer herein; or (ii) the operation, ownership or use of the Purchased Assets after the Closing; provided, however, that Buyer shall have no liability pursuant to this Section 13.3 for the first $200,000 of aggregate Claims incurred by Parent and Sellers (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket; and provided further, however, that the aggregate of all Claims for which Parent and Sellers are entitled to reimbursement hereunder shall not exceed the Purchase Price.

       13.4 Indemnification Procedure. Any party seeking information or reimbursement for Claims hereunder (the "Indemnified Party") shall notify the party from which such indemnification is sought (the "Indemnifying Party") within 45 Business Days of the assertion of any Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of the Indemnified Party) upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder. The failure of the Indemnified Party so to notify the Indemnifying Party shall relieve the Indemnifying Party from any liability under this Agreement to the Indemnifying Party with respect to such claim for indemnification or reimbursement. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of the Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the

Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder, or (ii) the Indemnified Party shall have declined so to participate; provided, however, that no such Claim shall be settled by the Indemnifying Party in any manner that could reasonably be expected to have a material adverse effect on the business of the Indemnified Party and its subsidiaries, taken as a whole, without the prior written consent of the Indemnifying Party.

       13.5 Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate upon Closing, following which no party may bring any action or present any claim for the inaccuracy or breach of such representations, warranties, covenants or agreements, except that the representations, warranties, covenants and agreements set forth in Sections 3.2, 3.4, 5.1, 5.2, 5.13, 6.1, 6.2, 6.6, 7.1, 7.2, 7.7, 10.1, 10.3 (last sentence only), 10.4 (last sentence only), 10.5, 10.7, 10.9, 10.10, 10.11(b),
10.12, 10.14, 10.16, 10.17, 10.18 and 12.2 and Articles II, XI, XIII, XIV and
XV and in the General Assignment shall survive the Closing Date.

       13.6 Tax Benefits; Insurance Proceeds. In determining the amount of any Claim, for which any party is entitled to reimbursement under Article XIII of this Agreement, the gross amount thereof will be reduced by any correlative net tax benefit or insurance proceeds realized or to be realized by such party and such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

       13.7 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 13.2 OR
13.3 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                  ARTICLE XIV
                                PARENT GUARANTEE

       Parent irrevocably and unconditionally guarantees as primary obligor the due and punctual performance by Sellers of the agreements and obligations of Sellers and the completeness and accuracy of the representations and warranties made by Sellers, under this Agreement and all agreements and instruments to be executed by Sellers hereunder, including, without limitation, Article XIII INDEMNIFICATION, and the instruments of conveyance
referred to in  Section 4.3(b).   This guaranty shall survive the  Closing and
any  liquidation of any Seller.

                                   ARTICLE XV
                                 MISCELLANEOUS

       15.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

              If to Buyer:

                     Pride Petroleum Services, Inc.
                     1500 City West Boulevard
                     Suite 400
                     Houston, Texas  77042
                     Attention:  Ray H. Tolson, Chairman and
                                 Chief Executive Officer
                     Telephone:  713-789-1400
                     Facsimile:  713-789-1450

              If to Parent or any Seller:

                     Noble Drilling Corporation
                     10370 Richmond Avenue
                     Suite 400
                     Houston, Texas  77042
                     Attention:  James C. Day, Chairman, President and
                                 Chief Executive Officer
                     Telephone:  (713) 974-3131
                     Facsimile:  (713) 953-1126

              with a copy to:

                     Thompson & Knight, P.C.
                     1700 Pacific Avenue
                     Suite 3300
                     Dallas, Texas  75201
                     Attention:  Robert D. Campbell
                     Telephone:  (214) 969-1353
                     Facsimile:  (214) 969-1751

       Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or
(iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

       15.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       15.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

       15.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

       15.5   Binding Effect; Assignment.

       (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party, except as provided in subsection (b) below.


       (b)    (i)    Parent and Sellers may upon notice to Buyer cause one or
       more of Parent's wholly owned subsidiaries (direct or indirect) (a "Seller Designee") to purchase any or all of the Purchased Assets from a Seller in order to allow such Seller Designee to become a transferor of such Purchased Assets hereunder; provided, however, that (y) each Seller Designee shall be made a party to this Agreement at or prior to the Closing and (z) no such designation shall relieve Parent or any Seller of any of its duties, liabilities or obligations hereunder.

              (ii) Buyer may upon notice to Parent and Sellers direct that title to all or part of the Purchased Assets be taken in one or more of Buyer's wholly owned subsidiaries (direct or indirect) (a "Buyer Designee"); provided, however, that (y) each Buyer Designee shall be made a party to this Agreement at or prior to the Closing and (z) no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

       15.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       15.7 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

       15.8 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

       15.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

       15.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.



                                        PRIDE PETROLEUM SERVICES, INC.


                                        By:  /s/ RAY H. TOLSON
                                             -----------------------------------
                                             Ray H. Tolson, Chairman and
                                             Chief Executive Officer

                                        NOBLE DRILLING CORPORATION


                                        By:  /s/ JAMES C. DAY
                                             -----------------------------------
                                             James C. Day, Chairman, President
                                             and Chief Executive Officer

                                        NOBLE DRILLING (U.S.) INC.


                                        By:  /s/ BYRON L. WELLIVER
                                             -----------------------------------
                                             Byron L. Welliver, President

                                        NOBLE OFFSHORE CORPORATION


                                        By:  /s/ JAMES C. DAY
                                             -----------------------------------
                                             James C. Day, President

                                        NOBLE DRILLING (MEXICO) INC.


                                        By:  /s/ JAMES C. DAY
                                             -----------------------------------
                                             James C. Day, President

                                        NN-1 LIMITED PARTNERSHIP
                                        By Noble Drilling Corporation, General
                                           Partner


                                        By:  /s/ JAMES C. DAY
                                             -----------------------------------
                                             James C. Day, Chairman, President
                                             and Chief Executive Officer

                        INDEX TO SCHEDULES AND EXHIBITS

Schedule
Number                      Description
--------             -----------------------------------------------------------
2.1(a)               Rigs (excluding the Richardson Hull)
2.1(c)               Inventory
2.1(d)(ii)           Permits
2.1(e)(i)            Drilling Contracts
2.1(e)(ii)           Other Contracts
2.5(b)               Technical Records
3.4                  Allocation of Purchase Price
5.6                  Sellers' Defaults
5.7(a)               Sellers' Litigation
5.7(b)               Sellers' Governmental Notifications
5.8                  Sellers' Governmental Approvals
5.9                  Sellers' Compliance with Laws
5.11(b)              Rig Class Recommendation
5.11(c)              Rig Damage
5.15                 Sellers' Performance Bonds; Letters of Credit
6.4                  Parent's Governmental Approvals
7.6                  Buyer's Governmental Approvals

Exhibit
Number
------
2.4                  Form of Agreement Regarding Nonassigned Contracts
3.1(a)               Form of Escrow Agreement
4.2(a)               Form of General Assignment
8.3                  Form of Buyer's Officer's Certificate
8.4                  Buyer's Opinion of Counsel
9.3(a)               Form of Sellers' Officer's Certificate
9.3(b)               Form of Parent's Officer's Certificate
9.4                  Parent's and Sellers' Opinion of Counsel
10.18                Form of Triton Contract